ASTIR, INC.
        FINANCIAL STATEMENTS
CONTENTS
                                      Page
Independent Auditor's Report	        1
Financial Statements
Balance Sheet	                        2
Statement of Operations	                3
Statement of Stockholder's Equity	4
Statement of Cash Flows	                5
Notes to Financial Statements	        6-7


                        INDEPENDENT AUDITOR'S REPORT
                           Board of Directors
                             Astir, Inc.
                          Las Vegas, Nevada

I have audited the accompanying balance sheets of Astir, Inc. (a development stage company), as of December 31, 2001 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Astir, Inc. (a development stage company) at December 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note
3 to the financial statements, the Company has had no operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/
Kurt D. Saliger C.P.A.
Certified Public Accountant
February 06, 2002

               ASTIR, INC.
       ( A Development Stage Company)
               BALANCE SHEET
             December 31, 2001

          ASSETS

                            Dec. 31           Dec. 31
                            2001              2000

CURRENT ASSETS:
Cash                        $316              $149
                           ------             -----
TOTAL CURRENT ASSETS        $316              $149
                           ------             -----
TOTAL ASSETS                $316              $149
                           ======             =====
LIABILITIES AND
STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Officers Advances           $8,525            $8,165
                            ------            ------
TOTAL CURRENT LIABILITIES   $8,525            $8,165
                            ======            ======

LONG-TERM DEBT              $    0            $    0

STOCKHOLDERS' EQUITY:

Common Stock, par value,
$.001 authorized
50,000,000 shares;
issued and outstanding
at December 31, 2001
2,500,000 shares            $2,500            $2,500

Additional paid in
Capital                     $    0            $    0

Deficit Accumulated
During Development Stage   $(10,709)        $(10,516)
                           ---------        ---------
TOTAL STOCKHOLDERS'
EQUITY                     $(8,209)         $(8,209)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY         $316              $149
                           =======          ========

See accompanying notes to financial statements.

                             ASTIR, INC.
                   (A Development Stage Company)
                    STATEMENT OF OPERATIONS

                     Jan. 1,         Jan. 1,        Sept. 21,1993
                     2001            2000 to        (inception)
                     December        December       to December
                     31, 2001        30, 2000       31, 2001



INCOME:

Revenue              $ 0                $ 0            $0
                     ----               ----           ----
TOTAL INCOME         $ 0                $ 0            $0

EXPENSES:

General
and
Administrative       $193            $1,066           $10,709
                     -----           ------           -------
TOTAL EXPENSES       $193            $1,066           $10,709
                     -----           ------           -------

Net
Profit/Loss(-)      $(193)         $(1,066)          $(10,709)
                    ======         ========          ========
Net
Profit/Loss(-)
per share           (NIL)            (NIL)              (NIL)
                    =====          ========          =========
average number
of shares of
common stock
outstanding        2,500,000       2,500,000         2,500,000



See accompanying notes to financial statements.

                          ASTIR, INC.
                 (A Development Stage Company)
         STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      December 31, 2001

                    Common  Stock
                    -------------          Additional     (Deficit)
                    Number                  Paid         Accumulated
                    of                       In            During
                    Shares       Amount     Capital      Development
                                                            Stage
                    -------      ------     -------      ------------

Balance December
1997               2,500,000     $2,500      $0           $(2,500)

Net (loss)
year ended
December
31, 1998                                                  $(6,365)
                   ----------    --------   ---------     --------
Balance
December
31, 1998           2,500,000     $2,500      $0           $(8,865)


Net (loss)
year ended
December
31, 1999                                                    $(585)
                   ----------   --------  ---------     ----------

Balance
December
31, 1999            2,500,000   $2,500       $0           $(9,450)

Net (loss)
year ended
December
31, 2000                                                  $(1,066)
                   -----------  --------  ---------     ----------
Balance
December
31, 2000           2,500,000    $2,500      $0           $(10,516)

Net (loss)
year ended
December
31, 2001                                                    $(193)
                   ----------  ---------  ----------    ----------
Balance
December
31, 2001           2,500,000    $2,500      $0           $(10,516)
                  ===========  =========  ==========    ==========

See accompanying notes to financial statements.

                                 ASTIR, INC.
                        (A Development Stage Company)
                          STATEMENT OF CASH FLOWS

                              Jan. 1,    Jan. 1,      Sept. 21, 1993
                              1999 to    2000 to        (inception)
                              Dec. 31    Dec. 31       to December
                               2001      2000            31, 1999
                             ---------   --------     --------------

CASH FLOWS FROM
OPERATING ACTIVITIES

Net Loss                     $(193)      $(1,066)         $(10,709)
Adjustment to reconcile net
(loss) to net cash provided
by operating activities:

Increase in officers
advances                     $360          $900            $8,525
                             ------      -------           --------
Net cash provided
by operations                $167         $(166)          $(2,184)
                             ------      -------          ---------
CASH FLOWS FROM
INVESTING ACTIVITIES          $ 0           $ 0               $0
CASH FLOWS FROM
FINANCING ACTIVITIES
Issue common stock            $ 0            $0             $2,500
                              ------      ------            -------
Net increase (decrease)
in cash                      $167         $(166)             $316

Cash, Beginning of
Period                       $149          $315               $0
                             ------        -----             ------
Cash, Ending of
Period                       $316          $149              $316
                             =======       =====            =======

See accompanying notes to financial statements.

                                   ASTIR, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               December 31, 2001

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY
The Company was organized in September 21, 1993 under the laws of the State of Nevada. The Company currently has no operations and, in accordance with SFAS #7, is considered a development stage company. On October 20, 1993 the Company issued 2,500,000 shares of $0.001 par value common stock for $2,500 in cash.
On July 22, 1998 the State of Nevada approved the Company's restated Articles of Incorporation, which increased its capitalization from 3,000,000 common shares to 50,000,000 common shares. The par value of the common stock was unchanged at $0.001 per share.

NOTE 2 - ACCOUNTING POLICIES AND PROCEEDURES

The company has not determined its accounting policies and procedures, except as follows:

A. The Company uses the accrual method of accounting.

B. Earnings or loss per share is calculated using the number of shares of common stock outstanding as of the balance sheet date.

C. The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid since inception.

NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital to keep the Company operating.

NOTE 4 - WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stock.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company neither owns or leases any real or personal property. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and are not reflected. The officers and directors of the Company are involved in other business opportunities and may, in the future, become involved in another business opportunity.
If a specific business opportunity becomes availabe, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 6 - OFFICERS ADVANCES

While the Company is seeking additional capital through a merger with an existing operating company, an officer of the Company has advanced funds on behalf of the Company to pay for costs incurred by it. These funds are interest free.